Exhibit 2.1(c)

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is dated as of January 31, 2017 and is by and among SeaSpine Holdings Corporation, a Delaware corporation (“Buyer”), N.L.T Spine Ltd., a company organized under the laws of the State of Israel (“Seller Parent”) and NLT Spine, Inc., a Delaware corporation (“Seller Subsidiary”; Seller Parent and Seller Subsidiary are collectively referred to herein as “Seller” and a reference to “Seller” herein shall include within it a reference to each of Seller Parent and Seller Subsidiary).

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated August 17, 2016, as amended (collectively, the “Purchase Agreement”).

WHEREAS, capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, each of Buyer and Seller have determined it to be in their respective best interests to amend certain provisions of the Purchase Agreement as set forth herein to provide further clarity with respect to the OCS Transfer Amount Payment Deadline.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyers, the Company and Seller agree as follows:

SECTION 1.    Amendments to Purchase Agreement.
1.1    Section 1.1. of the Purchase Agreement is hereby amended by restating the definition of “Valid Claim” set forth in such Section 1.1 in its entirety as set forth below:
“Valid Claim” means a claim of any currently issued, unexpired patent or current patent application that has not been pending for more than five (5) years – in each case - included in the Purchased Assets and that has not been finally rejected, revoked or held unenforceable or invalid prior to the Shares Issuance Date by a decision of a court or Governmental Body or competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer prior to the Shares Issuance Date, and that has not been lost through an interference proceeding or by abandonment prior to the Shares Issuance Date; provided, however, that the claims of any patent application that is identified by Buyer and assigned back from Buyer to Seller Parent, without consideration, shall not be deemed “Valid Claims” from the time of such assignment and at all times thereafter.

SECTION 2.    Effect on Purchase Agreement. Other than as specifically set forth herein, all other terms and provisions of the Purchase Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.
SECTION 3.    Execution in Counterparts. This Amendment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.
SECTION 4.    Governing Law; Resolution of Conflicts; Arbitration.
4.1    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York (USA), without regard applicable principles of conflicts of law, except that the arbitration clause in Section 4.2 hereof and any arbitration hereunder shall be governed by the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL Arbitration Rules”).
4.2    Any controversy or claim arising out of or relating to this Amendment, or the breach thereof, including the determination of the scope of the agreement to arbitrate, shall be finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules applicable at the time of submission of the dispute to arbitration. The American Arbitration Association (the “AAA”) shall be the appointing authority and shall appoint a panel of three (3) arbitrators. The arbitration case, including the appointment of arbitrators, shall be administered by the AAA in accordance with its “Procedures for Cases Under the UNCITRAL Arbitration Rules.” The place of the arbitration shall be New York, New York (USA), and the exclusive language to be used for the arbitral proceedings shall be English. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators are authorized to include in their award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. Nothing in this Amendment shall prevent any party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

SECTION 5.    Entire Agreement. This Amendment, together with the Purchase Agreement, contains the entire understanding of the parties hereto with regard to the subject matter contained herein and supersede all prior agreements or understandings, oral or written, between or among any of the parties hereto with regard to the subject matter contained herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

BUYER: SEASPINE HOLDINGS CORPORATION
By:	/s/ Keith C. Valentine
Name:	Keith C. Valentine
Title	CEO

SELLER PARENT: N.L.T SPINE LTD.
By:	/s/ Eli Gendler
Name:	Eli Gendler
Title	CEO

SELLER SUBSIDIARY: NLT SPINE, INC.
By:	/s/ Eli Gendler
Name:	Eli Gendler
Title	CEO

[AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT]